Exhibit 11

Appendix 3Y
Change of Director’s Interest Notice

Rule 3.19A.2

Appendix 3Y

Change of Director’s Interest Notice

Information or documents not available now must be given to ASX as soon as available. Information and documents given to ASX become ASX’s property and may be made public.

Introduced 30/9/2001.

Name of entity	Rinker Group Limited

ABN	53 003 433 118

We (the entity) give ASX the following information under listing rule 3.19A.2 and as agent for the director for the purposes of section 205G of the Corporations Act.

Name of Director	John Powell Morschel

Date of last notice	21 September 2006

Part 1 - Change of director’s relevant interests in securities
In the case of a trust, this includes interests in the trust made available by the responsible entity of the trust

Note: In the case of a company, interests which come within paragraph (i) of the definition of “notifiable interest of a director” should be disclosed in this part.

Direct or indirect interest	Indirect

Nature of indirect interest	Mr Morschel’s interest in the shares is under
(including registered holder)	the Rinker Group Ltd Employee Share
Note: Provide details of the circumstances giving rise to the relevant	Acquisition Plan (“ESAP”). The shares are
interest.	held by the trustee of ESAP.

Date of change	17 October 2006

No. of securities held prior to change	39,640 held personally (direct interest)*
28,009 held under ESAP (indirect interest)

*unchanged

Class	Ordinary

Number acquired	513

Number disposed	—

Value/Consideration	$7,489.80
Note: If consideration is non-cash, provide details and estimated valuation

+ See chapter 19 for defined terms.

11/3/2002

No. of securities held after change	Held personally: 39,640*
Held under ESAP: 28,522

* unchanged

Nature of change	On market purchase by trustee under ESAP
Example: on-market trade, off-market trade, exercise of options, issue of securities under dividend reinvestment plan, participation in buy-back

Part 2 - Change of director’s interests in contracts

Note: In the case of a company, interests which come within paragraph (ii) of the definition of “notifiable interest of a director” should be disclosed in this part.

Detail of contract	n/a

Nature of interest	—

Name of registered holder (if issued securities)	—

Date of change	—

No. and class of securities to which interest related prior to change Note: Details are only required for a contract in relation to which the interest has changed	—

Interest acquired

Interest disposed

Value/Consideration Note: If consideration is non-cash, provide details and an estimated valuation	—

Interest after change	—

+ See chapter 19 for defined terms.